Exhibit 22

Proxy Statement, Notice of Annual Meeting of Stockholders to be Held Tuesday, August 14, 2001 at 11:00 a.m. and Form of Proxy (to be deemed filed only to the extent required by the instructions to exhibits for reports on Form 10-K) to be filed within 120 days of the end of the Registrant's fiscal year.